Exhibit 99.1

To Our Shareholders

Vornado’s Funds from Operations for the year ended December 31, 2011 was $1,231.0 million, $6.42 per diluted share, compared to $1,251.5 million, $6.59 per diluted share, for the year ended December 31, 2010.

Net Income applicable to common shares for the year ended December 31, 2011 was $601.8 million, $3.23 per diluted share, versus $596.7 million, $3.24 per diluted share, for the previous year.

Funds from Operations Adjusted for Comparability was $5.27 per share in both 2011 and 2010.

Our core business is concentrated in New York and Washington, the two strongest markets in the nation, is office and retail centric, and represents 80% of our EBITDA. In the 32 years we have run Vornado, cash flow from the core business has never declined either in total dollars or on a same-store basis. This was true even in the difficult recession years of 2008 and 2009.

Here are our financial results (presented in EBITDA format) by business segment:

($ IN MILLIONS, EXCEPT SHARE DATA)	% of 2011 EBITDA	2011	2010	Same Store
EBITDA:				Cash	GAAP
New York Office	31.2%	617.3	596.5	1.8%	(0.1%)
Washington Office	21.7%	430.0	433.7	1.8%	0.9%
Total Office	52.9%	1,047.3	1,030.2	1.8%	0.4%
Retail	19.2%	379.0	362.4	6.4%	3.1%
Merchandise Mart	3.7%	72.8	75.6	3.5%	0.5%
Hotel Pennsylvania	1.5%	30.0	23.7	26.6%	26.6%
Alexander’s	3.0%	59.5	58.4
LNR	2.1%	41.6	6.1
Real Estate Fund	.5%	9.3	.1
Toys “R” Us	17.1%	339.0	340.0
Other (see Appendix 1 for detail)		268.2	283.8
EBITDA before noncontrolling interests and gains on sale of real estate	100%	2,246.7	2,180.3
Funds from Operations		1,231.0	1,251.5
Funds from Operations per share		6.42	6.59

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company’s future results, financial condition and business may differ materially from those expressed in these forward-looking statements.  These forward-looking statements are subject to numerous assumptions, risks and uncertainties.  Many of the factors that will determine these items are beyond our ability to control or predict.  For further discussion of these factors, see “Forward-Looking Statements” and “Item 1A.  Risk Factors” in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2011, a copy of which accompanies this letter or can be viewed at www.vno.com.

The following chart reconciles Funds from Operations to Funds from Operations Adjusted for Comparability:

($ IN MILLIONS, EXCEPT SHARE DATA)	2011	2010
Funds from Operations, as Reported	1,231.0	1,251.5
Adjustments for certain items that affect comparability:
Income from mark-to-market of derivative positions in JC Penney	13.0	130.2
Mezzanine loans loss reversal and net gain on disposition	82.7	53.1
Net gain on extinguishment of debt	83.9	77.1
Recognition of disputed receivable from Stop & Shop	23.5	--
Our share of LNR’s income tax benefit, asset sales and tax settlement gains	27.4	--
Net gain from Suffolk Downs sale of partial interest	12.5	--
Net gain resulting from Lexington’s stock issuance	9.8	13.7
Non-cash asset write-downs:
Real Estate development costs	--	(30.0)
Investments in other partially-owned entities	(13.8)	--
Tenant buy-outs and acquisitions costs	(30.1)	(6.9)
Merchandise Mart restructuring costs	(4.2)	--
Discontinued operations – FFO of real estate sold	22.2	33.7
Other	7.4	(2.3)
Noncontrolling interests’ share of above adjustments	(14.7)	(18.3)
Total adjustments	219.6	250.3
Funds from Operations Adjusted for Comparability	1,011.4	1,001.2
Funds from Operations Adjusted for Comparability per share	5.27	5.27

We use Funds from Operations Adjusted for Comparability as an earnings metric to allow for an apples-to-apples comparison of our continuing business by eliminating certain one-time items, which in most years have been significant gains.  Adjustments for comparability have aggregated $1,001.2 million of income over the years as shown below:

($ IN MILLIONS)
2011	219.6
2010	250.3
2009	(221.5)
2008	12.4
2007	149.2
2006 and prior	591.2
Total Income	1,001.2

Funds from Operations Adjusted for Comparability was $5.27 per share in both 2011 and 2010.  The details of the pluses and minuses are below:

($ IN MILLIONS, EXCEPT SHARE DATA)	Amount	Per Share
Operations:
Same Store Operations (Washington Office .02 per share, Retail .06 per share)	15.5	0.08
Acquisitions, net of 17.6 of interest expense	9.2	0.05
Toys “R” Us	(28.1)	(0.14)
Hotel Pennsylvania	6.3	0.03
LNR	30.5	0.15
Vornado Capital Partners	8.4	0.05
Investment Income	(19.7)	(0.10)
Interest Expense	(4.5)	(0.02)
Other, primarily lease cancellations and development fees last year	(11.5)	(0.07)
Noncontrolling Interests	4.2	0.02
Dilution from Increased Share Count	--	(0.05)
Comparable FFO	10.3	--

Growth

As is our custom, we present the chart below that traces our ten-year record of growth, both in absolute dollars and per share amounts:

($ AND SHARES IN THOUSANDS, EXCEPT PER SHARE DATA)
	Adjusted for Comparability
		FFO
	EBITDA	Amount	Per Share	Shares Outstanding
2011	2,054,056	1,011,411	5.27	196,541
2010	1,982,589	1,001,173	5.27	195,746
2009	1,896,681	826,765	4.76	194,082
2008	1,909,944	800,698	4.89	168,903
2007	1,835,655	794,016	4.84	167,672
2006	1,495,442	637,936	4.09	166,513
2005	1,131,292	587,020	4.04	156,487
2004	1,008,708	549,185	4.13	145,407
2003	867,863	443,383	3.80	137,754
2002	851,011	402,224	3.57	129,586
2001	710,524	338,705	3.40	104,858

FFO has grown at 11.6% over ten years (4.5% on a per share basis) and 9.7% over five years (5.2% on a per share basis).

Share Performance

Here is a chart showing Vornado’s total return as compared to the RMS Index* for various periods ending December 31, 2011 and for 2012 year-to-date:

	Vornado	RMS Index
2012 YTD	10.5%	10.7%
One-year	(4.6%)	8.7%
Three-year	40.2%	79.6%
Five-year	(25.2%)	(7.3%)
Ten-year	187.0%	163.2%
Fifteen-year	494.1%	254.2%
Twenty-year	2,191.0%	NA

    *RMS is the Morgan Stanley REIT Index, which was first published fifteen years ago.

We believe our shares trade at a discount to spot NAV.  As troubling, some analysts believe our NAV has recently been growing more slowly than some of our peer’s – undoubtedly a capital allocation/mix of assets issue.

As Mike1 recently said to an industry group, “We have lost some luster and we are going to fight to get it back.”  And we will.

Shareholders and analysts have not been bashful in offering suggestions.  Many believe that the value of our great assets/business(es) is masked by…this, that and the other.  Everyone suggests conference calls – fair enough.  Other suggestions have been: we are too big, nothing moves the needle – buy back shares; we are too complicated – simplify, sell non-core, Mart, even Retail.  Some say, split-up the Company into smaller, pure play(s).

Everything is on the table.

We Will….

We will…conduct quarterly conference calls beginning with this year’s second quarter.  In addition, Joe (Joe Macnow, CFO), Ross (Ross Morrison, SVP - Controller) and Cathy (Cathy Creswell, VP - Investor Relations) will, as usual, be available following each quarterly release for one-on-ones with shareholders and analysts.

We will…continue to sell down the Mart business asset by asset2, retaining for now the 3.5 million square foot Chicago Merchandise Mart.  These assets are currently being marketed.  In 2011, we “sold” High Point to the lender for $237 million, realizing an $84 million gain.  In January 2012, we sold the 350 West Mart building for $228 million, realizing a $54 million gain.  We entered this business in 1998 with the $630 million acquisition of the Merchandise Mart and related assets.  Over the years, we grew the business with 11 bolt-on acquisitions of buildings and trade shows investing an additional $338 million.  This business was a grower for us until it fell victim to the housing recession/depression.  Valuing the entire business today at what we believe to be building-by-building market pricing, we would have earned a 10% IRR.  Thanks to Chris Kennedy, who ran this business until July 2011.  And thanks to Mark Falanga and Myron Maurer who run this business now.

   1  Michael D. Fascitelli, Vornado’s President and, since May 2009, CEO and my partner for the last 15 years in running Vornado.

   2  We did try to sell this business as a single division; we came close with one buyer, but no cigar.

We will… reduce our exposure to the enclosed mall business.3  We certainly have the expertise to lease, manage and develop mall product, but with only a handful of malls we are in no-man’s land.

We will… trim non-strategic, non-geographic assets from our strip shopping center portfolio to recycle capital.  We will…explore alternatives for the remaining strip assets.

We will…redefine our New York business segment, run by the very capable David Greenbaum, to encompass all of our Manhattan assets by including the 1.0 million square feet in 21 freestanding Manhattan street retail assets (currently in the Retail segment)4, and Hotel Pennsylvania and Alexander’s (currently in the Other segment).

We will…continue to harvest, divest, and sell all non-core assets (Toys “R” Us included).  Some are liquid and more easily sold and a few are illiquid and difficult to sell.  We will work all this through.

We will hold for now the non-core 23.4 million shares of JC Penney to reap the benefit of the Company’s transformation5  under CEO Ron Johnson (creator of the Apple retail business) and President Michael Francis.

3     We will of course continue to re-develop Springfield Mall, Springfield, VA (under the leadership of Bob Minutoli), where a large and affluent population and under-malled trade area, make it one of the best mall development opportunities in the country.

4     As we were discussing uniting for accounting segment reporting our 1 million square feet of freestanding Manhattan retail (now in the Retail segment) with their retail brethren in the base of our office buildings, (already in the New York Office segment) Joe opined that this 2.2 million square foot, 46-property, $211 million EBITDA unique business, undoubtedly the lowest cap rate business there is, should be its own freestanding public company.  Interesting idea, but probably won’t happen.

5    On January 25, 2012, Ron and Michael outlined their plans for JC Penney in an Apple-style launch event which can be seen at www.jcpenney.com.

BRAC

We disclose in our 2011 Form 10-K, page 76, that the effect of BRAC (the Base Realignment and Closure statute passed in 2005, which finally made landfall this year) on Crystal City and Skyline will cause our Washington occupancy to decline to the low 80’s %; that 2012 EBITDA will be lower than 2011 by approximately $55-65 million; and, that it will take approximately two to three years to fully absorb this vacancy and for EBITDA to fully recover.  We’ve handled large move-outs before when in 2004-2005 the Patent and Trademark Office relocated 2 million square feet from Crystal City.  Re-leasing then took two to three years.  We benefitted then and we will benefit now by attracting many new private sector tenants to Crystal City to join our cohort of GSA tenants.  Of course, all this is a financial negative, which I guesstimate may cost us as much as $1.50 per share.  Here’s how I do the math: lost cash flow of, say, $60 million this year, somewhat less next year and less again the following year, plus the present value of accelerated TI’s and leasing commissions.  Damn annoying, but livable.

Skyline is an eight-building, 2.6 million square foot complex on Leesburg Pike, 3.5 miles from the Pentagon.  BRAC will inflict more than 30% vacancies here – the eye of our BRAC storm.  These assets are subject to a non‑recourse $678 million ($257 per square foot) 5.74% cross collateralized financing due in 2017.  We need relief here, and accordingly have requested the loan be placed in special servicing.

There is a silver lining.  BRAC emptied 1851 South Bell Street, a 370,000 square foot Crystal City office building.  Recently, we formally submitted our 4.1 Site Plan Approval to raze this building and replace it with a 700,000 square foot new-build state-of-the-art office building to be re-addressed 1900 Crystal Drive.  This is the maiden project (the first of many such projects, over time) under the 2010 Crystal City Sector Plan, which entitles us to increase our 8.3 million square feet in Crystal City to 12.4 million square feet.

Our 26-building Crystal City complex, on the shore of the Potomac, contiguous to Washington’s Reagan National Airport, a five-iron from the Pentagon, is the flagship of our Washington business.  With little fanfare, new rents at Crystal City have risen from $31.36 in 2005 to $41.81 in 2011.  Our Crystal City complex is really a city within a city, allowing us over the ten years of our ownership to create a unique amenity-rich environment, constantly improving, creating very significant shareholder value.  I am confident the next ten years will be even better.

Acquisitions/Dispositions/Fund

Our external growth has never been programmed, formulaic or linear, i.e. we do not budget acquisition activity.  Each year, we mine our deal flow for opportunities and, as such, our acquisition volume is lumpy.  Here is a ten-year schedule of acquisitions and dispositions:

	Acquisitions [6]		Dispositions
($ IN THOUSANDS)	Number of Transactions	Asset Cost	Number of Transactions	Proceeds	Profit
2012 to date	--	--	6	305,065	54,844
2011	12	1,499,100	7	389,212	137,846
2010	15	542,400	5	137,792	56,830
2009	--	--	16	262,838	42,987
2008	3	31,500	6	493,172	171,110
2007	38	4,063,600	5	186,259	60,126
2006	32	2,177,000	3	105,187	31,662
2005	31	4,686,000	--	--	--
2004	17	511,800	1	12,900	9,850
2003	9	533,000	3	299,852	161,022
2002	6	1,835,400	--	--	--
	163	15,879,800	52	2,192,277	726,277

2011 was a very good year for acquisitions (outlined below).  Kudos to Michael Franco and Wendy Silverstein, Co‑heads of Acquisitions, and team for outstanding performance.

			Square Feet
($ IN THOUSANDS)		Asset Cost	Our Ownership	Total
280 Park Avenue (49.5% interest)	NY	496,000	609,000	1,218,000
666 Fifth Avenue (49.5% interest)	NY	543,000	718,000	1,437,000
One Park Avenue (30.3% interest) [7]	NY	123,300	282,000	932,000
1399 New York Avenue (97.5% interest)	DC	107,500	130,000	130,000
Other		13,100	145,400	276,200
Three Mezzanine loans	NY	95,200	--	--
				3,993,200
Vornado Capital Partners [8] (25% interest)		121,000	173,600	1,163,400
		1,499,100	2,058,000

In 2011, the Fund invested $484 million ($121 million our share) in three deals - One Park Avenue, Crowne Plaza Times Square and 11 East 68th Street.  For further information, see page 5 of our 2011 Form 10‑K.

In the period 2011 to date, we disposed of $694 million of assets, principally, $465 million of Mart Division assets, two District of Columbia mid-block office buildings for $107 million which was recycled into the Class A 1399 New York Avenue District of Columbia office building, and $122 million of other transactions.  EVP Mike DeMarco is taking the lead on dispositions.  Our disposition activity will increase in the next several years.

6   Excludes marketable securities.

7  This interest is a Vornado co-investment and is in addition to our investment through the Fund.  In summary, Vornado’s ownership of One Park Avenue is 46.5% at a cost of $190 million for our 433,000 square foot share.

8    We are the general partner, a 25% limited partner and the investment manager of Vornado Capital Partners (the “Fund”), an $800 million real estate fund.  It is our exclusive investment vehicle during its three-year investment period ending July 2013, excluding carve-outs for land and ground-up development; investments using our securities; investments related to our current properties; and noncontrolling interests in equity and debt securities.

Lease, Lease, Lease

The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management.  As in past years, we present leasing and occupancy statistics for our businesses.

		Office			Merchandise Mart
(square feet in thousands)	Total	New York	Washington	Retail	Office	Showroom
Year Ended
2011
Square feet leased	6,255	2,432	1,606	1,522	257	438
Mark-to-Market*		18.4%	8.3%	16.5%	14.7%	2.6%
Occupancy rate		95.6%	90.0%	93.0%	90.5%	83.0%
Number of transactions		149	215	205	8	158

Year Ended
2010
Square feet leased	4,950	1,277	1,697	1,209	171	596
Mark-to-Market*		(1.9%)	10.0%	13.4%	(6.1%)	4.0%
Occupancy rate		95.6%	94.3%	92.3%	91.8%	93.8%
Number of transactions		154	234	182	15	238

2009
Square feet leased	6,702	1,448	3,158	1,139	203	754
Mark-to-Market*		4.7%	18.9%	16.4%	18.0%	8.2%
Occupancy rate		95.5%	93.3%	91.6%	88.8%	89.4%
Number of transactions		158	281	127	4	264

________________________________

*  GAAP Basis

Capital Markets

Since January 1, 2011, we have executed the following financial transactions:

•         Fourteen financings secured by real estate aggregating $2.897 billion at a weighted average interest rate of 4.42% and a weighted average term of 7.3 years.  Five of these financings were to support newly acquired assets; the other nine yielded $368 million of net proceeds.

•         In November 2011, we issued $400 million ten-year 5.057% senior unsecured notes to pre-fund the pay-off of $499 million of 3.875% (5.32% GAAP) Exchangeable Senior Debentures which we have called and will retire on April 18, 2012.

•          We renewed both  of our unsecured revolving credit facilities aggregating $2.5 billion.  The first facility, which was renewed in June 2011, bears interest at LIBOR plus 1.35% and has a 0.30% facility fee (drawn or undrawn).  The second facility, which was renewed in November 2011, bears interest at LIBOR plus 1.25% and has a 0.25% facility (drawn or undrawn).  The LIBOR spread and facility fee on both facilities are based on our credit ratings.  Both facilities mature in four years and have one-year extension options.

•         We repaid the $43 million loan secured by the Washington Design Center and $282 million of unsecured debt.

•         In April 2011 we sold 9,850,000 6.875% Series J Cumulative Redeemable Preferred Shares at a price of $25.00 per share for $239 million of net proceeds.

At year-end we had $3.155 billion of liquidity, comprised of $793 million of cash, restricted cash and marketable securities9 and $2.362 billion undrawn under our $2.5 billion revolving credit facilities.  Our liquidity today, adjusting for the retirement of the $499 million of Exchangeable Senior Debentures, is $2.8 billion.

Debt is now 39.4% of our market-value balance sheet.  Since stock prices fluctuate, we believe an even better measure of leverage may be debt to EBITDA – ours is currently 6.7x, down from 7.6x a couple of years ago.

Vornado remains committed to maintaining our investment grade rating.

Our Capital Markets “A team” is headed by EVPs Michael Franco and Wendy Silverstein with SVPs Dan Guglielmone and Richard Reczka.

9   Excluding our $684 million investment in JC Penney.

Sustainability

At Vornado, we believe that environmental sustainability is not only responsible citizenry, it is also good business. Our goal is to be a leader in sustainability by creating a corporate culture that integrates the principles of environmental responsibility and sustainable growth into our business practices.  Please see highlights of the sustainability section of our website reprinted on pages 14-18 of this annual report.

Top Ten

Here’s a top ten list of little known, interesting Vornado factoids:

  Our 6.3 million square feet of leasing activity in 2011 in 735 transactions was our second best leasing year ever.  Thank you to our all-star leasing captains: Glen Weiss, Brendan Owen, Jim Creedon, Sherri White, Leigh Lyons, Michael Zucker and Paul Heinen.

  Our largest Fifth Avenue retail lease expires in just two years.  We expect to re-let this space for a four-bagger.  In the end, I expect this building to be worth more than six-fold what we paid for it in 1997.

  We own the only two Kmarts in Manhattan and three metropolitan New York area Sears stores, which are among their ten best.

  We hear that the 1,000 foot tall, direct park-view apartment tower under construction on 57th Street is pricing at $6,500 per square foot.  Our 220 Central Park South site, just down the block, is better.

  Manhattan retail is on fire.  Sherri is busy.

  We have about $1 billion of non-earning assets, a trove of future value creation.

  We own 2,424 rental apartment units in Washington and land for 4,200 more.  These apartments, which we now manage internally, produced 33% same store growth in 2011 (11% from rate increase and 22% from occupancy gain).  In addition, we have 4.1 million square feet of development rights in Crystal City under the Sector Plan and 2.9 million square feet of development rights in Rosslyn and Pentagon City.

  1900 Crystal Drive, Mitchell’s to-be-built 700,000 square foot office building, is an architectural knock out, will have a halo effect on all of Crystal City and will “tower” over the Crystal City skyline by 150 feet.

  Our 26% share of special servicer LNR’s 2011 earnings were $58 million ($31 million recurring, $27 million one-timers) versus our investment of $131 million.

  Vornado won the NAREIT Leader in the Light Gold Award for the second year in a row, in recognition of our industry-leading energy and sustainability programs.

We are in a recovery (but by no means recovered).  The recovery is inevitable, if only for the reason that the governments of the Free World will make it so.  Consensus is that the recovery will be shallow and as such, I believe it will be much longer in duration than the three to five to seven year economic cycles that we are used to. All this will prove to be a very good environment for our business.

We seem to be in a new paradigm: businesses have record earnings and rock-solid balance sheets; governments, however, are broke.  Government deficits and debt levels are scary and getting worse.  I guess this will be okay, until it isn’t.

Markets fluctuate, but they always revert to the mean.  Ours is a capital intensive business; money is our largest raw material and the cost of money is our largest expense. Interest rates will re-normalize, we just don’t know exactly when (the Fed assures us not until after 2014).  Market participants are acting as if today’s cheap debt will last forever – it won’t.

I must say, I find investing in this market difficult. Nobody expected building prices to bounce back as strongly or as quickly as they did – but they did.  Assets are not cheap, either historically or in relation to current rents.  Cap rates are now 5% or lower for buildings in New York and Washington.  Having said all that, capital wants to invest in our home markets of New York and Washington more than anywhere in the United States – and that’s a good thing.  And assets like ours have a long history of doubling in value every ten years – also a good thing.

Our Vornado family has grown with 30 marriages and 51 babies this year.

Congratulations to David and Laureine on the birth of their first grandson, River Knight.

Congratulations to Michael and Jill on Kathy’s bat mitzvah; to Mike and Kelly on Allie’s sweet sixteen.  Shannon and Elliot had a boy, Ryan Sully.

Nick is going to Brown and Matt is going to Tulane. Sam is graduating and Mollie is going to Vassar.

Zach is going to Dartmouth and Rachel is going to Michigan.  And, Blake is going to Michigan too.

Condolences to Bobby and to Mark.

Thanks to Ron Targan for his 12 years of service on the Audit Committee, and thanks to Bob Kogod for stepping in.

We welcome Daniel R. Tisch, who joined our Board in January. Dan is a seasoned, experienced investor, steeped in the fabric, nuance and culture of business and of New York.  And, like all New Yorkers, he loves real estate. Dan joins a Board whose guidance and counsel is invaluable to our Company.

Mike and I are fortunate to work every day with the gold medal team. Our operating platforms are the best in the business.  We admire and appreciate the talents and energy of our partners, Mark Falanga, Michael Franco, David Greenbaum, Joe Macnow, Mitchell Schear and Wendy Silverstein and Sherri White, Bob Minutoli, Mike DeMarco and Mel Blum.  Thank you as well to our very talented and hard working 39 Senior Vice-Presidents and 81 Vice-Presidents who make the trains run on time, every day.

On behalf of Vornado’s senior management and 4,810 associates, we thank our shareholders, analysts and other stakeholders for their continued support.

Steven Roth

Chairman

April 6, 2012

Again this year, I offer to assist shareholders with tickets to my wife’s theatrical productions on Broadway – Leap of Faith, Clybourne Park and coming soon, Kinky Boots.  Please call if I can be of help.

APPENDIX 1 – DETAIL OF OTHER EBITDA – See Page 1

($ in thousands)	2011	2010

555 California Street	44,724	45,392
Corporate general and administrative expenses	(85,922)	(90,343)
Investment Income	27,464	26,617
Interest income on mortgages receivable	14,023	10,319
Lexington Realty Trust	31,900	41,000
Other investments	36,610	55,924
Non-cash write-downs:
Partially owned entities	(13,794)	(11,481)
Wholly owned entities	(28,799)	(127,513)
Mezzanine loans loss reversal and net gain on disposition	82,744	53,100
Net gain on early extinguishment of debt	83,907	92,150
Net gain from Suffolk Downs sale of partial interest	12,525	--
Recognition of disputed receivable from Stop & Shop	23,521	--
Derivative positions in marketable securities	12,984	130,153
Discontinued operations – EBITDA of properties sold	25,994	56,878
Other, net	348	1,651
Total	268,229	283,847

Below is a reconciliation of Net Income to EBITDA:

($ IN MILLIONS)	2011	2010	2009	2008	2007	2006	2005	2004	2003	2002	2001
Net Income	662.3	647.9	106.2	359.3	541.5	554.8	536.9	592.9	460.7	232.9	263.7
Interest and debt expense	797.9	828.1	826.8	821.9	853.5	698.4	418.9	313.3	296.1	305.9	266.8
Depreciation, amortization, and income taxes	782.2	706.4	739.0	568.1	680.9	530.7	346.2	298.7	281.1	257.7	188.9
Cumulative effect of change in accounting principle	--	--	--	--	--	--	--	--	--	30.1	4.1
EBITDA	2,242.4	2,182.4	1,672.0	1,749.3	2,075.9	1,783.9	1,302.0	1,204.9	1,037.9	826.6	723.5
Gains on sale of real estate	(51.6)	(57.2)	(45.3)	(57.5)	(65.0)	(32.6)	(31.6)	(75.8)	(161.8)	--	(15.5)
Noncontrolling Interests	55.9	55.2	25.1	55.4	69.8	79.9	133.5	156.5	175.7	137.4	109.9
EBITDA before noncontrolling interests and gains on sale of real estate	2,246.7	2,180.4	1,651.8	1,747.2	2,080.7	1,831.2	1,403.9	1,285.6	1,051.8	964.0	817.9
Non-comparable items	(192.6)	(197.8)	244.9	162.7	(245.0)	(335.8)	(272.6)	(276.9)	(183.9)	(113.0)	(107.4)
EBITDA adjusted for comparability	2,054.1	1,982.6	1,896.7	1,909.9	1,835.7	1,495.4	1,131.3	1,008.7	867.9	851.0	710.5

Below is a reconciliation of Net Income to FFO:
($ IN MILLIONS, EXCEPT SHARE AMOUNTS)	2008	2007	2006	2005	2004	2003	2002	2001
Net Income	359.3	541.5	554.8	536.9	592.9	460.7	232.9	263.7
Preferred share dividends	(57.1)	(57.1)	(57.5)	(46.5)	(21.9)	(20.8)	(23.2)	(36.5)
Net Income applicable to common shares	302.2	484.4	497.3	490.4	571.0	439.9	209.7	227.2
Depreciation and amortization of real property	509.4	451.3	337.7	276.9	228.3	208.6	195.8	119.6
Net gains on sale of real estate and insurance settlements	(57.5)	(60.8)	(33.8)	(31.6)	(75.8)	(161.8)	--	(15.5)
Cumulative effect of change in accounting principle	--	--	--	--	--	--	30.1	4.1
Partially-owned entity adjustments:
Depreciation and amortization of real property	115.9	134.0	105.6	42.1	49.4	54.8	51.9	65.6
Net gains on sale of real estate	(9.5)	(15.5)	(13.2)	(2.9)	(3.0)	(6.8)	(3.4)	(6.3)
Income tax effect of adjustments included above	(23.2)	(28.8)	(21.0)	(4.6)	--	--	--	--
Noncontrolling interests’ share of above adjustments	(49.7)	(46.7)	(39.8)	(32.0)	(28.0)	(20.1)	(50.5)	(19.7)
Interest on exchangeable senior debentures	25.3	25.0	24.7	18.0	--	--	--	--
Preferred share dividends	0.2	0.3	0.7	0.9	8.1	3.6	6.2	19.5
Funds From Operations	813.1	943.2	858.2	757.2	750.0	518.2	439.8	394.5
Funds From Operations per share	$4.97	$5.75	$5.51	$5.21	$5.63	$4.44	$3.91	$3.69